EXHIBIT 99.1

FOR RELEASE	FOR MORE INFORMATION, CONTACT
July 10, 2026	Lisa F. Campbell | EVP | Chief Financial Officer
F&M Bank Corp.	540-896-1705
OTCQX: FMBM	fmbankva.com

F&M BANK CORP. USES AFTER-TAX GAIN

TO RESTRUCTURE BOND PORTFOLIO

The one-time, after-tax gain of $3.8 million resulted from the Company’s investment in Richmond, Virginia-based Bearing Insurance Group, Inc., which was sold on April 30, 2026.

Timberville, VA / July 10, 2026 . . . F&M Bank Corp. (the “Company” or “F&M”), (OTCQX: FMBM), the parent company of Farmers & Merchants Bank (“F&M Bank” or the “Bank”), today reported that it completed a restructuring of its available-for-sale (AFS) securities portfolio in June 2026. The restructuring follows the recognition of a one-time, pre-tax gain of $4.8 million from the April 2026 sale of Richmond-based Bearing Insurance (“Bearing”).

In the restructuring, the Company sold $29.8 million in book value of securities AFS with a weighted average yield of 1.66%, representing approximately 8.2% of the entire securities portfolio, and purchased approximately $29.4 million of securities AFS with a weighted average yield of approximately 4.92%. The restructuring resulted in a pre-tax loss of approximately $3.5 million. The after-tax loss of $2.7 million is expected to be recovered over approximately three-and-a-half years. The Company expects the restructuring to improve earnings per share by approximately $0.21 per share and net interest margin by approximately 6 basis points, both on an annualized basis. The loss recognized from the restructuring is expected to have no impact on the Company’s total consolidated equity or tangible book value per share. The combination of the two transactions resulted in a net pre-tax gain of $1.3 million.

“In May 2026 when we initially reported the gain from the sale of Bearing, I expressed excitement about the opportunities it offered F&M,” said CEO Mike Wilkerson. “At that time, we contemplated bringing forward the timing of several corporate initiatives in our strategic growth plan. After a great deal of consideration, we made the decision to utilize the one-time gain to offset a one-time loss, restructuring lower-yielding securities into significantly higher-yielding investments. The anticipated increases, in both earnings per share and net interest margin on an annualized basis, allow F&M to potentially accelerate our performance and support our ongoing priority of generating sufficient, sustainable profitability.”

F&M will recognize both the one-time, pre-tax gain of $4.8 million from the sale and the one-time, pre-tax loss of approximately $3.5 million from the restructuring in the Company’s financial results for second quarter 2026.

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ABOUT US

F&M Bank Corp. is an independent, locally owned, financial holding company offering a full range of financial services through our subsidiary, Farmers & Merchants Bank’s (F&M Bank), fourteen banking offices in Rockingham, Shenandoah, and Augusta counties, Virginia, and the cities of Winchester and Waynesboro, Virginia. The Company also owns VSTitle, a title company subsidiary. Founded in 1908 as a community venture to serve the farmers and merchants of the Shenandoah Valley, where both the Company and the Bank are headquartered, F&M Bank remains as committed as ever to the success of the agricultural industry, small business ventures, and the nonprofit sector. F&M’s values, which are gregarious, resolute, original, and wholehearted (G.R.O.W.), combined with our brand pillars of sustenance, security, and enrichment, shape the Company’s decision-making, philanthropy, and volunteerism. The only publicly traded organization based in Rockingham County, we offer a diverse suite of financial products and services, and a strong team dedicated to living our mission of being the financial partner of choice in the Shenandoah Valley, both today and tomorrow, as we have been since 1908. Additional information may be found by visiting our website, fmbankva.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” as defined by federal securities laws, which are subject to significant risks and uncertainties. These include statements regarding future plans, strategies, results, or expectations that are not historical facts, and are generally identified by the use of words such as “believe,” “expect,” “intend,” “anticipate,” “will,” “estimate,” “project,” “potential,” or similar expressions. Without limitation, the statements in this press release regarding the Company’s expectation of improved earnings per share and net interest margin, and the statement regarding the expected recovery period of the after-tax loss, are forward-looking statements. These statements are based on estimates and assumptions, and our ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Our actual results could differ materially from those contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, the Company’s ability to realize the anticipated benefits of the securities portfolio restructuring within the expected timeframe or at all, changes in local and national economies or market conditions; changes in interest rates; regulations and accounting principles; changes in policies or guidelines; loan demand and asset quality, including values of real estate and other collateral; deposit flow; the impact of competition from traditional or new sources; changes in tariffs and trade barriers, including potential changes in U.S. and international trade policies and the resulting impact on the Company and the Bank’s borrowers; and other factors. Readers should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this press release.

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